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                                  EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NetGravity, Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statement on Form S-8 of DoubleClick Inc. dated February 18, 2000 of our report dated January 27, 1999, with respect to the consolidated balance sheet of NetGravity, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in two-year period ended December 31, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of DoubleClick Inc.


                                                   /s/ KPMG LLP

                                                   KPMG LLP



San Francisco, California
February 18, 2000